STOCK OPTION AGREEMENT


         THIS AGREEMENT is made by and between Patricia McPeak (the "Shareholder") and Joseph D. Kowal (the "Optionee"), as of December 13, 2001.

         In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option. The Shareholder hereby grants to the Optionee, in the manner and subject to the conditions hereinafter provided, the right, privilege and option to purchase (the "Option") an aggregate of One Hundred Thousand (100,000) shares (the "Stock") of the common stock (the "Common Stock") of NutraStar Incorporated, a California corporation (formerly known as Alliance Consumer International, Inc.) ("NutraStar"), no par value that is owned by the Shareholder. This Option is specifically conditioned on compliance with the terms and conditions set forth herein.

2. Term of Option. Subject to the terms, conditions, and restrictions set forth herein, the term of this Option shall be one (1) year from the date of grant (the "Expiration Date"). Any portion of this Option not exercised prior to the Expiration Date shall thereupon become null and void.

3. Exercise of Option.

         3.1. Vesting of Option. All or any portion of the Stock underlying this Option may be purchased during the term of this Option, but not less than 100 shares of Stock (unless the remaining shares of this Option, are less than 100 shares of Stock) at any time.

         3.2. Manner of Exercise. Any portion of this Option may be exercised from time to time, in whole or in part, by presentation of a Request to Exercise Form, substantially in the form attached hereto, to the Shareholder, which Form must be duly executed by the Optionee and accompanied by the form of payment indicated on the Form, subject to any legal restrictions, in the aggregate amount of the Exercise Price (as defined below), multiplied by the number of shares of Stock the Optionee is purchasing at such time. The form of payment may include cash or check payable to the Shareholder or in the form of a Cashless Exercise (as set forth in Section 3.4 hereof)

         Upon receipt and acceptance by the Shareholder of such Form accompanied by the payment specified, the Optionee shall be deemed to be the record owner of the Stock purchased, notwithstanding that the stock transfer books of NutraStar may then be closed or that certificates representing the Stock purchased under this Option may not then be actually delivered to the Optionee. Upon such receipt and acceptance, the Shareholder shall immediately execute a stock transfer assignment in favor of the Optionee with respect to one of the Shareholder's stock certificates of the common stock of NutraStar and deliver such stock transfer assignment to the stock transfer agent of NutraStar.

         3.3. Exercise Price. The exercise price (the "Exercise Price") payable upon exercise of this Option shall be $1.00 per share of Stock.


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         3.4 Cashless Exercise. The Optionee may elect to exercise any portion of this Option by the cancellation of a portion of the remaining shares of this Option and the Shareholder shall cause the issuance to the Optionee the net number of shares of Stock determined by application of the following formula:

X=Y(A-B)
  ------
    A
                  Where:     X= the number of shares of Stock to be issued;
                             Y= the number of shares of Stock as to which this
                                Option must be exercised to acquire the Stock;
                             A= the Fair Market Value (as defined below) of one
                                (1) share of the Stock; and
                             B= the Purchase Price

         For purposes of this Section 3.4, the Fair Market Value of a share of Stock shall mean the average closing price of the Common Stock quoted in the over-the-counter Market Summary or the closing price quoted on the Nasdaq National Market or any exchange on which the stock of NutraStar is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the thirty (30) trading days prior to the date of determination of the Fair Market Value.

4. Compliance with Securities Laws. Upon exercising all or any portion of this Option, the Optionee may be required to furnish representations or undertakings deemed appropriate by the Shareholder or NutraStar to enable the offer and sale of the shares of Stock or subsequent transfers of any interest in such shares to comply with applicable securities laws. Evidence of ownership of shares of Stock acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Option.

5. Reservation of Shares of Stock. The Shareholder represents and warrants that it is the owner of more than 100,000 shares of the Common Stock, which shares are free from all liens and encumbrances. The Shareholder agrees that prior to the earlier of the expiration of this Option or the exercise and purchase of the total number of shares of Stock represented by this Option, the Shareholder shall retain ownership such number of the shares of the Common Stock as shall be necessary to satisfy the terms and conditions of this Agreement.

6. No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Stock covered by this Option. The Optionee shall have no right to vote any shares of Stock, or to receive distributions of dividends or any assets or proceeds from the sale of NutraStar assets upon liquidation until such Optionee has effectively exercised this Option and fully paid for such shares of Stock.

7. Arbitration. Any controversy, dispute, or claim arising out of or relating to this Option which cannot be amicably settled shall be settled by arbitration. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a location selected by the arbitrator(s) within the County of Sacramento.


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

         7.1 Initiation of Arbitration. After seven (7) days prior written notice to the other, either party hereto may formally initiate arbitration under this Agreement by filing a written request therefor, and paying the appropriate filing fees, if any.

         7.2 Hearing and Determination Dates. The hearing before the arbitrator shall occur within thirty (30) days from the date the matter is submitted to arbitration. Further, a determination by the arbitrator shall be made within forty-five (45) days from the date the matter is submitted to arbitration. Thereafter, the arbitrator shall have fifteen (15) days to provide the parties with his or her decision in writing. However, any failure to meet the deadlines in this section will not affect the validity of any decision or award.

         7.3 Binding Nature of Decision. The decision of the arbitrator shall be binding on the parties. Judgment thereon shall be entered in a court of competent jurisdiction.

         7.4 Injunctive Actions. Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

         7.5 Costs. The cost of arbitration, including the fees of the arbitrator, shall initially be borne equally by the parties; provided, the prevailing party shall be entitled to recover such costs, in addition to attorneys' fees and other costs, in accordance with Section 10 of this Agreement.

8. Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

         To the Optionee:                   Joseph D. Kowal
                                            19800 MACARTHUR BLVD STE 880
                                            IRVINE, CA 92612

         To the Shareholder:                Evolution Mobile, LLC
                                            C/o NutraStar Incorporated
                                            1261 Hawk's Flight Court
                                            El Dorado Hills, California 95762

9. Applicable Law. This Option and the relationship of the parties in connection with its subject matter shall be governed by, and construed under, the laws of the State of California.

10. Attorneys Fees. In the event of any litigation, arbitration, or other proceeding arising out of this Option, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys' fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorney's fees and costs incurred. This attorneys' fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such


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

further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

11. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

12. Counterparts. This Option Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same instrument.

13. Tax Effect. The federal tax consequences of stock options are complex and subject to change. Each person should consult with his or her tax advisor before exercising any Option or disposing of any Shares acquired upon the exercise of an Option.

         IN WITNESS WHEREOF, this Option Agreement has been executed as of the dated first written above.


PATRICIA MCPEAK


                                               ---------------------------------



THE OPTIONEE:
                                               ---------------------------------


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